                                                                      Exhibit 11

                     TOKHEIM CORPORATION AND SUBSIDIARIES
                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                       FOR THE THREE MONTH PERIODS ENDED
                   FEBRUARY 29, 1996, AND FEBRUARY 28, 1995


Primary earnings per share are based on the weighted average number of shares outstanding during each year and the assumed exercise of dilutive employees' stock options less the number of treasury shares assumed to be purchased from the proceeds using the average market price of the Company's common stock.

The following table presents information necessary to calculate earnings per share for the quarters ended February 29, 1996, and February 28, 1995:

                                                                                              PRIMARY
                                                                                --------------------------------
                                                                                     1996              1995
                                                                                --------------     -------------
Shares outstanding (in thousands):
 Weighted average outstanding.................................................       7,937             7,852
 Share equivalents............................................................          --                --
                                                                                   -------           -------
 Adjusted outstanding.........................................................       7,937             7,852
                                                                                   =======           =======
Net Loss......................................................................     $  (668)          $(1,363)
Preferred stock dividends.....................................................        (389)             (401)
                                                                                   -------           -------
Net loss applicable to common stock...........................................     $(1,057)          $(1,764)
                                                                                   =======           =======
Net loss per common share.....................................................     $ (0.13)          $ (0.22)
                                                                                   =======           =======


For financial reporting purposes, the loss per share, assuming full dilution, is considered to be the same as primary since the effect of the common stock equivalents would be antidilutive.


                                                                                         FULLY DILUTED
                                                                                   -----------------------
                                                                                       1996         1995
                                                                                    ----------    --------
Shares outstanding (in thousands):
 Weighted average outstanding.................................................          7,937        7,852
 Share equivalents............................................................             53           32
 Weighted conversion of preferred stock.......................................          1,707        1,631
                                                                                      -------      -------
 Adjusted outstanding.........................................................          9,697        9,515
                                                                                      =======      =======
Net Loss......................................................................        $  (668)     $(1,363)
Incremental RSP expense.......................................................           (389)        (401)
                                                                                      -------      -------
Net loss applicable to common stock...........................................        $(1,057)     $(1,764)
                                                                                      =======      =======
Net loss per common share.....................................................        $ (0.11)     $ (0.19)
                                                                                      =======      =======